SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

BENEFICIAL BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-198282	47-1569198
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103

(Address of principal executive offices) (Zip Code)

(215) 864-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 15, 2014, Beneficial Mutual Bancorp, Inc. (the “Company”) issued a press release announcing that Beneficial Bancorp, Inc. (“Beneficial Bancorp”), the proposed new holding company for Beneficial Bank (the “Bank”), will sell a total of 50,383,817 shares of common stock at $10.00 per share, including 2,015,352 shares to be purchased by the Bank’s employee savings and stock ownership plan. The shares are being sold in connection with the Bank’s conversion from the mutual holding company to the stock holding company form of organization. As part of the conversion, each existing share of Company common stock will be converted into the right to receive 1.0999 shares of Beneficial Bancorp common stock. The exchange ratio is intended to ensure that, immediately after the conversion and offering, the public shareholders of the Company will have approximately the same ownership interest in Beneficial Bancorp as they owned in the Company immediately prior to the conversion. Cash will be paid in lieu of fractional shares based on the offering price of $10.00.

The Company also announced that the shareholders of the Company approved the Plan of Conversion and Reorganization at a special meeting held on December 15, 2014. At the special meeting, shareholders of the Company also approved the contribution of $1.0 million in cash to The Beneficial Foundation in connection with the conversion.

The completion of the conversion and offering is subject to customary closing conditions as well as the receipt of final regulatory approvals and the approval of the plan by the Bank’s depositors at a special meeting to be held on January 9, 2015.

A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

99.1	Press Release dated December 15, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL BANCORP, INC.

Date: December 17, 2014	By:	/s/ Thomas D. Cestare
Thomas D. Cestare
Executive Vice President and Chief Financial Officer